EXHIBIT 99.1

RMG Announces Completion of Reverse Stock Split

DALLAS – (August 15, 2017) – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG, a global leader in technology-driven visual communications, announced today that it completed the previously-announced 1-for-4 reverse split of its outstanding common stock following the market close on August 14, 2017. RMG common stock will begin trading on a split-adjusted basis at market open on August 15, 2017.

RMG's common stock will continue to trade on The Nasdaq Capital Market under the symbol “RMGN” and will trade under a new CUSIP number of 74966K 300. As a result of the reverse stock split, every four pre-split shares of common stock outstanding have become one share of common stock. The reverse stock split reduced the number of shares of RMG's outstanding common stock from approximately 44.6 million shares to approximately 11.2 million shares. The reverse split also applies to common stock issuable upon the exercise of RMG’s outstanding warrants and stock options.

RMG’s transfer agent, Continental Stock Transfer & Trust Company, which is also acting as the exchange agent for the reverse split, will provide instructions to shareholders with certificated shares regarding the process for exchanging share certificates. Shareholders with book-entry shares or who hold their shares in "street name" through a bank, broker, or other nominee will not need to take any action. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole post-split share and no shareholders will receive cash in lieu of fractional shares.

Additional information about the reverse stock split can be found in RMG’s Current Report on Form 8-K being filed today with the Securities and Exchange Commission (SEC), a copy of which will be also available at www.sec.gov or in the Investor Relations section of RMG’s website at www.rmgnetworks.com.

© 2017 RMG Networks Holding Corporation. RMG, RMG Networks and its logo are trademarks and/or service marks of RMG Networks Holding Corporation.

About RMG

RMG (NASDAQ: RMGN) goes beyond traditional communications to help businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, hardware, business applications and services, RMG offers a single point of accountability for integrated data visualization and real-time performance management. The company is headquartered in Dallas, Texas, with additional offices in the United States, United Kingdom and the United Arab Emirates. For more information, visit www.rmgnetworks.com.

Contact:

Investor
Brett Maas/Rob Fink

646-536-7331/646-415-8972

ir@rmgnetworks.com

or

Media
Gloria Lee

972-744-3958

gloria.lee@rmgnetworks.com

Source: RMG Networks Holding Corporation